UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2010

CROSSTEX ENERGY, L.P.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-50067	16-1616605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2501 CEDAR SPRINGS DALLAS, TEXAS	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On January 6, 2010, Crosstex Energy, L.P. (the “Partnership”) entered into a privately-negotiated Series A Convertible Preferred Unit Purchase Agreement (the “Purchase Agreement”) with GSO Crosstex Holdings LLC (the “Purchaser”) to issue and sell an aggregate of 14,705,882 Series A Convertible Preferred Units representing limited partner interests of the Partnership (the “Series A Preferred Units”) for a cash purchase price of $8.50 per Series A Preferred Unit (the “Issue Price”), resulting in total gross proceeds of approximately $125 million. The Issue Price was negotiated by the Partnership and the Purchaser in an arms-length negotiation based on the recent average trading price of the common units representing limited partner interests of the Partnership (the “Common Units”). The transaction is expected to close prior to the end of January 2010.
As of January 6, 2010, the volume weighted average trading price per unit for the Partnership’s Common Units on the NASDAQ Global Select Market, calculated over the trailing 30-day period, was $7.11. Net proceeds to the Partnership, including the general partner’s proportionate capital contribution and after deduction of the fees and expenses related to the private placement, including a 3% commission paid to the Purchaser, are expected to be approximately $123.5 million. Proceeds from the private placement will be used to pay down approximately $123.5 million of the Partnership’s outstanding debt.
The Purchase Agreement contains representations, warranties, covenants and indemnities that are customary for private placements by public companies. Affiliates of the Purchaser have guaranteed the obligations of the Purchaser under the Purchase Agreement.
The Series A Preferred Units are priced at $8.50 per unit and are convertible into Common Units on a one-for-one basis, subject to certain adjustments. The Purchaser may convert the Series A Preferred Units at any time, and the Partnership may convert the Series A Preferred Units after three years if certain conditions are met. The Purchaser will receive a quarterly distribution, which will be the greater of $0.2125 per Series A Preferred Unit, or the amount of the quarterly distribution paid to holders of Common Units, subject to certain adjustments. Such quarterly distribution per Common Unit may be paid in cash, in additional Series A Preferred Units issued in kind or any combination thereof. The Purchaser also will receive a seat on the Board of Directors of Crosstex Energy GP, LLC, the general partner of the general partner of the Partnership, expanding the size of Crosstex Energy GP, LLC’s Board of Directors from seven to eight members.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On January 7, 2010, the Partnership issued a press release announcing that it has entered into the Purchase Agreement with the Purchaser. A copy of the press release is furnished as an Exhibit to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and not be deemed to be “filed” for purposes of the Securities and Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Series A Convertible Preferred Unit Purchase Agreement, dated as of January 6, 2010, by and between Crosstex Energy, L.P. and GSO Crosstex Holdings LLC.

99.1	—	Press release dated January 7, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its General Partner

By:	Crosstex Energy GP, LLC, its General Partner

Date: January 11, 2010	By:	/s/ William W. Davis
William W. Davis
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Series A Convertible Preferred Unit Purchase Agreement, dated as of January 6, 2010, by and between Crosstex Energy, L.P. and GSO Crosstex Holdings LLC.

99.1	—	Press release dated January 7, 2010.